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Exhibit 11  Statement re: computation of per share earnings

            The following table reconciles the weighted average shares outstanding and the income available to common shareholders used for basic and diluted earnings per share:

                                                     Year ended December 31,
                                                1999        1998        1997

Weighted average number of common shares
      Outstanding used in basic earnings
      per Common Share calculation               2,133,906   1,536,821   595,942
Dilutive effect of stock options                         0          14         0

Weighted average number of shares outstanding
      adjusted for effect of dilutive
      securities used in diluted EPS
      calculation                                2,133,906   1,536,835   595,942

Net income                                      $  711,241  $  672,264  $343,957

Basic earnings per common share                 $      .33  $      .44  $    .58

Diluted earnings per common share               $      .33  $      .44  $    .58